Exhibit 99.1

TUFIN SOFTWARE TECHNOLOGIES LTD.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 6th day of March, 2019, by and among Tufin Software Technologies Ltd., a company incorporated under the laws of the State of Israel, having its main place of business at 5 Shoham Street, Ramat Gan 52521, Israel (the “Company”) and each of the parties set forth in Exhibit I attached hereto (the “Investors” and each an “Investor”), and each of the parties set forth in Exhibit II attached hereto (the “Existing Shareholders” and together with the Investors, the “Shareholders” and each a “Shareholder”).

RECITALS

WHEREAS,	the Company, certain Investors and the Existing Shareholders are parties to that certain Investors’ Rights Agreement dated as of July 5, 2013, as amended and restated as of August 28, 2014 (the “Prior IRA”); and

WHEREAS,	the Shareholders that were parties to the Prior IRA constituting the Holders of Majority Registrable Securities and the Company desire to amend and restate the Prior IRA in its entirety in anticipation of a potential Initial Offering so that this Agreement shall be the sole source of terms between the parties hereto with respect to the subject matters herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Registration Rights.

1.1	Definitions. For purposes of this Agreement:

(i)	The term “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (i) would be required to be made in any registration statement filed with the Securities and Exchange Commission (the “SEC”) by the Company so that such registration statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(ii)	The term “Act” means the U.S. Securities Act of 1933, as amended or equivalent securities law of another jurisdiction acceptable to the Company and Holders of Majority Registrable Securities.

(iii)	The term “Articles” means the Company’s Amended and Restated Articles of Association in effect from time to time.

(iv)	The term “Board” means the Company’s board of directors.

(v)	The term “Business Day” means any day that is not Friday, Saturday or Sunday or any other day on which banks in the City of New York or the State of Israel are permitted or required to be closed.

(vi)	The term “Excluded Registration” means a registration relating solely to the sale of securities to participants in an employee benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

(vii)	The terms “Form S-3” and “Form F-3” mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(viii)	The term “Holder” means any person owning Registrable Securities or shares convertible into Registrable Shares or any assignee thereof in accordance with Section 1.14 hereof.

(ix)	The term “Holders of Majority Registrable Securities” means the holders of 75% of the Registrable Securities then outstanding.

(x)	The term “Initial Offering” means the Company’s “IPO” as defined in the Articles.

(xi)	The term “Ordinary Shares” shall mean ordinary shares of the Company par value NIS 0.01 each.

(xii)	The term “Preferred Shares” shall mean the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

(xiii)	The term “Series A Preferred Shares” shall mean Series A Preferred Shares of the Company, par value NIS 0.01 each.

(xiv)	The term “Series B Preferred Shares” shall mean Series B Preferred Shares of the Company, par value NIS 0.01 each.

(xv)	The term “Series C Preferred Shares” shall mean Series C Preferred Shares of the Company, par value NIS 0.01 each and Series C-1 Preferred Shares of the Company, par value NIS 0.01 each.

(xvi)	The term “Series D Preferred Shares” shall mean Series D Preferred Shares of the Company, par value NIS 0.01 each

(xvii)	The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the effectiveness of such registration statement or document by the SEC or the equivalent actions under the laws of another jurisdiction acceptable to the Company and Holders of Majority Registrable Securities.

(xviii)	The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any securities (A) with respect to which registration rights have terminated pursuant to Section 1.17 below, or (B) that may be sold without restriction pursuant to Rule 144 under the Act (or similar rule) if such shares are held by a holder of less than 4% of the outstanding Ordinary Shares of the Company, calculated on an as converted basis.

(xix)	The number of shares of “Registrable Securities then outstanding” shall be determined by the number of Ordinary Shares outstanding, which are Registrable Securities, calculated on an as-converted basis.

(xx)	The term “WKSI” means a well-known seasoned issuer, as defined in Rule 405 of the Act.

(xxi)	The term “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended or equivalent securities law of another jurisdiction acceptable to the Holders of Majority of Registrable Securities.

1.2	Request for Registration.

(i)    Subject to the conditions of this Section 1.2, if at any time after the closing of an Initial Offering, the Company shall receive a written request from the Holders of 25% or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities, then the Company shall, within ten (10) days of the receipt thereof, deliver written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the providing of the Company’s notice pursuant to this Section 1.2(i).

(ii)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(i). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company.

(iii)    If the managing underwriter(s) advise(s) the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and there shall be excluded from registration to the extent necessary to satisfy such limitation, first shares held by shareholders other than Holders (if any) and then shares which the Company may wish to register for its own account, and thereafter shares of the Holders of such Registrable Securities, on a pro rata basis based on the number of Registrable Securities held by the Holders including Registrable Securities in the registration (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 1.2 unless permitted to do so by the written consent of Initiating Holders holding a majority of the Registrable Securities held by the Initiating Holders, as to which registration has been requested. Except as stated in Section 1.2(iv)(b) below, the Company may not cause any other registration of securities for sale for its own account (other than an Excluded Registration) to be initiated after a registration requested pursuant to this Section 1.2 and to become effective less than ninety (90) days after the effective date of any registration requested pursuant to this Section 1.2.

(iv)    The Company shall not be required to effect a registration pursuant to this Section 1.2:

(a) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective as promptly as practicable; or

(b) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and, subject to Section 1.7, ending on a date ninety (90) days following the effective date of, a Company-initiated registration pursuant to this Section 1.2 or an Underwritten Shelf Takedown offering pursuant to Section 1.5 below, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective or such Underwritten Shelf Takedown to be completed as promptly as practicable; or

(c) if the anticipated aggregate proceeds to the Holders in such registration will be less than US$5,000,000 (net of underwriting discounts and commissions); or

(d) if the Company is eligible to use Form S-3 or Form F-3; or

(e) in the event of a Suspension pursuant to Section 1.6.

(v)    The Company shall not effect a registration pursuant to this Section 1.2 if any Holder is subject to a contractual restriction imposed by an underwriter of the Initial Offering or any subsequent offering of the Company’s Ordinary Shares which contractual restriction, if such Holder was to participate in such registration or related offering (i) would prevent such Holder from participating in the registration or related offering, and (ii) has not been waived in connection with such participation in the registration or subsequent offering to the same extent as it has been waived for any other Holder.

1.3    Company Offering. If (but without any obligation to do so) the Company proposes to conduct a public offering of any of its shares or other securities for its own account or that of others (other than an offering pursuant to an Excluded Registration), then the Company shall promptly (but in no event less than twenty (20) days prior to the anticipated pricing or trade date) give each Holder written notice (a “Piggyback Notice”) of such public offering. Such Piggyback Notice shall offer the Holders the opportunity to sell in such public offering such Holder’s Registrable Securities upon the written request of each Holder given within ten (10) days of the Company providing such notice in accordance with Section 3.8. The Company shall, subject to the provisions of Section 1.3(ii), include in such public offering all of the Registrable Securities that each such Holder has requested to be included therein.

(i)    Right to Terminate Offering. The Company shall have the right to terminate or delay any public offering initiated by it under this Section 1.3 prior to the pricing or trade date, whether or not any Holder has elected to include securities in such offering. The Company shall give written notice of such determination to each Holder and, thereupon (i) in the event of a termination, shall be relieved of its obligation to offer any Registrable Securities in connection with such public offering and (ii) in the event of a delay, shall be permitted to delay offering any Registrable Securities in connection with such public offering; in each case, without prejudice to the rights of any Holders pursuant to Sections 1.2, 1.4 or 1.5.

(ii)    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting, in customary form, as agreed upon between the Company and the underwriters selected by it, and enter into such underwriting agreement. If the managing underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such offering and underwriting to the extent necessary to satisfy such limitation, first, shares held by shareholders other than the Holders of Registrable Securities, and second, to the extent necessary, shares held by the Holders of Registrable Securities (on a pro rata basis based on the number of Registrable Securities held by the Holders including Registrable Securities in the offering); provided that in any event all Registrable Securities must be included in such offering prior to any other shares of the Company (with the only exception of shares to be issued or sold by the Company to the public), provided further that in no event shall (x) the amount of Registrable Securities requested to be included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the Registrable Securities may be excluded if the managing underwriter(s) make the determination described above and no other shareholder’s securities are included, and (y) the amount of Registrable Securities included in the offering be reduced unless all other securities requested to be sold by any holder other than Holders of Registrable Securities and the Company are first excluded from such offering.

1.4    Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder (at such time as the Company is eligible to file a registration statement on Form S-3 or Form F-3), a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (a “Shelf Registration Statement”) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(i)    within ten (10) days (or two (2) Business Days in connection with an underwritten “block trade”) deliver written notice of the proposed registration, and any related qualification or compliance, to all other Holders, which notice shall specify the amount of Registrable Securities to be registered and offer each such Holder the opportunity to include such Holder’s Registrable Securities in the Shelf Registration Statement; and

(ii)    use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within ten (10) days (or two (2) Business Days in connection with an underwritten “block trade”) after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(a) if Form S-3 or Form F-3 is not available for such offering by the Holders; or

(b) if the Company has an existing Shelf Registration Statement that would permit or facilitate the sale and distribution of such Holders’ Registrable Securities; or

(c) if the Company has already effected two (2) registrations pursuant to this Section 1.4 in any 12 (twelve) month period and such registrations have become effective; or

(d) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and, subject to Section 1.7, ending on a date ninety (90) days following the effective date of, a Company-initiated offering pursuant to Section 1.3 above, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(e) if the anticipated aggregate proceeds to the Holders in such registration will be less than US$1,000,000; or

(f) in the event of a Suspension pursuant to Section 1.6.

(iii)    If at the time of a request pursuant to this Section 1.4 the Company is a WKSI, such Shelf Registration Statement will cover an unspecified amount of Registrable Securities to be sold by unspecified Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2 or 1.5.

(iv)    The Company shall use commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Act in order to permit the prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “Shelf Period”); provided, however, that where Registrable Securities are registered on a Shelf Registration Statement filed pursuant to Rule 462(e) under the Securities Act, the Company shall use commercially reasonable efforts to keep such Shelf Registration Statement effective for three (3) years from the date of effectiveness pursuant to Rule 415(a)(5) under the Securities Act.

1.5	Shelf Takedown.

(i)    At any time the Company has an effective Shelf Registration Statement with respect to Registrable Securities, any Holder may make a written request (a “Shelf Takedown Request”) to the Company to effect a public offering of such securities, including by means of an underwriting (an “Underwritten Shelf Takedown”), of all or a portion of such Holder’s Registrable Securities that are registered on such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

(ii)    The Company shall, within ten (10) days of receiving a Shelf Takedown Request (or two (2) Business Days in connection with an underwritten “block trade”) for any Underwritten Shelf Takedown, deliver written notice (the “Shelf Takedown Notice”) of such request to all Holders of Registrable Securities covered by the applicable Shelf Registration Statement, or to all Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing within ten (10) days (or two (2) Business Days in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety percent (90%) (or such lesser percentage specified by such Potential Takedown Participant) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 1.5 shall be determined by the Shelf Takedown Initiating Holders (as defined below) holding a majority of the Registrable Securities held by the Shelf Takedown Initiating Holders.

(iii)    If the Holders initiating a shelf takedown pursuant to this Section 1.5 (the “Shelf Takedown Initiating Holders”) intend to distribute the Registrable Securities covered by such Shelf Takedown Request by means of an underwriting, they shall so advise the Company as a part of their Shelf Takedown Request and the Company shall include such information in the Shelf Takedown Notice. In such event the right of any Holder to include its Registrable Securities in such Underwritten Shelf Takedown shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Shelf Takedown Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Shelf Takedown Initiating Holders and reasonably acceptable to the Company.

(iv)    If the managing underwriter(s) advise(s) the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and there shall be excluded from the proposed Underwritten Shelf Takedown to the extent necessary to satisfy such limitation, first shares held by shareholders other than Holders (if any) and then shares which the Company may wish to register for its own account, and thereafter shares of the Holders of such Registrable Securities, on a pro rata basis based on the number of Registrable Securities held by the Holders including Registrable Securities in the offering (including the Shelf Takedown Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Underwritten Shelf Takedown. The Company shall not offer securities for sale for its own account in any offering pursuant to this Section 1.5 unless permitted to do so by the written consent of the Shelf Takedown Initiating Holders holding a majority of the Registrable Securities held by the Shelf Takedown Initiating Holders.

(v)    The Company shall not be required to effect an Underwritten Shelf Takedown pursuant to this Section 1.5:

(a)	if the Company has (i) effected a registration pursuant to Section 1.2 or a public offering pursuant to Section 1.3 or (ii) an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days, subject to Section 1.7; or

(b)	if the anticipated aggregate proceeds to the Holders in such offering will be less than US$5,000,000 (net of underwriting discounts and commissions); or

(c)	in the event of a Suspension pursuant to Section 1.6.

1.6    Suspension of Registration. If the filing, initial effectiveness or continued use of a registration statement pursuant to Sections 1.2 or 1.5 at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such registration statement (a “Suspension”), provided that the Company shall not be permitted to exercise a Suspension (i) more than twice during any twelve (12)-month period, (ii) for a period exceeding ninety (90) days on any one occasion or (iii) for an aggregate of more than one hundred and twenty (120) days in any twelve (12)-month period. In the case of a Suspension, the Holders agree to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Suspension, amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the prospectus as so amended or supplemented as the Holders may reasonably request.

1.7    Registration Preference and Underwriter Waiver. (a) If any shareholders of the Company shall have the option to sell shares of the Company in an Initial Offering or in any subsequent registration the holders of Registrable Securities shall have preference over all other shareholders to register and sell their shares. In an offering initiated by the Company, the Company shall have first priority.

(b) The provisions of Section 1.2(iv)(b), Section 1.4(ii)(d) and 1.5(v)(a) permitting the Company not to file a Registration Statement or conduct an offering until the passage of ninety (90) days after a previous filing or offering shall not apply to the extent that the underwriters for a previous offering elect to waive restrictions contained in a contractual restriction to which any Holder is a party to with such underwriters; provided, however, that such waiver shall be applicable to all Holders that elect to participate in such registration or offering to the same extent.

1.8    Obligations of the Company. Whenever required under Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)    prepare and file with the SEC or foreign equivalent a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, unless otherwise stated, upon the request of the Initiating Holders of the shares registered thereunder, use best efforts to keep such registration statement effective for a period of up to one hundred and twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(ii)    prepare and file with the SEC or foreign equivalent such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(iii)    furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)    use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(vi)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)    notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement or any post-effective amendment becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.

(viii)    notify each Holder of Registrable Securities covered by such registration statement, promptly of any request by the SEC or foreign equivalent for the amending or supplementing of such registration statement or prospectus or for additional information.

(ix)    advise each Holder whose Registrable Securities are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC or foreign equivalent suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued.

(x)    use commercially reasonable efforts to furnish on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, and on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the registered independent public accountants of the Company, in form and substance as is customarily given by registered independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, giving comfort as to certain accounting and financial matters.

(xi)    cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(xii)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.9    Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 1.8(vi) and (ix), such Holder will discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable registration statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such registration statement is advised in writing by the Company that the use of the prospectus may be resumed.

1.10    Information from Holder. Each Holder shall promptly furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.11    Expenses. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings, qualifications or offerings pursuant to Sections 1.2, 1.3, 1.4 and 1.5, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding or offering, as applicable, begun pursuant to Sections 1.2, 1.4 or 1.5 if the registration or offering request is subsequently withdrawn or terminated at the request of the Holders of a majority of the Registrable Securities to be registered or offered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities held by the Holders including Registrable Securities in the registration or offering), provided, however, that if at the time of such withdrawal or termination, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn or terminated the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2, 1.4 or 1.5, as applicable.

1.12    Indemnification. In the event any Registrable Securities are included in a registration statement under Section 1:

(i)    The Company will indemnify and hold harmless to the fullest extent permitted by law, each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person (together “Holder Indemnified Persons”) if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any and all losses, claims, damages or liabilities (joint or several), costs and expenses (including any amounts paid in settlement with the consent of the Company) to which they may become subject under the Act, the 1934 Act or any other applicable laws or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or other applicable securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws or other applicable securities law; and the Company will reimburse each such Holder Indemnified Person, promptly upon demand, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending or appearing as a third party witness in connection with any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 1.12(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder, the Indemnified Person, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

(ii)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several), costs and expenses (including any amounts paid in settlement with the consent of the Company) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any other applicable laws or otherwise, insofar as such losses, claims, damages, liabilities (or actions in respect thereto), costs or expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.12(ii), promptly upon demand, for any legal or other expenses reasonably incurred by such person in connection with investigating, preparing to defend or defending or appearing as a third party witness in connection with any such loss, claim, damage, liability, action or proceeding; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided, however, that the indemnity agreement by a Holder contained in this Section 1.12(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided further that in no event shall any indemnity under this Section 1.12(ii) exceed the proceeds from the offering received by such Holder (net of underwriting discounts and commissions).

(iii)    Promptly after receipt by an indemnified party under this Section 1.12 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.12, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 1.12 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.12, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.12.

(iv)    If the indemnification provided for in this Section 1.12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any payment by a Holder under this Section 1.12(iv) exceed the net proceeds from the offering received by such Holder (net of underwriting discounts and commissions). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. If indemnification is available, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 1.12 without regard to the provisions of this Section 1.12(iv). The remedies provided for in this Section 1.12 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(v)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(vi)    The obligations of the Company and Holders under this Section 1.12 shall survive the completion of any offering of Registrable Securities in a registration statement under Section 1, and otherwise.

1.13    Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees at all times after ninety (90) days after it has become subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, to use commercially reasonable efforts to:

(i)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(ii)    file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(iii)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.14    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided that such transfer or assignment is made pursuant to the provisions of the Articles and any other provisions and/or agreements relating to transfer of securities, and provided further that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.17 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.15    Apportionment. For purposes Sections 1.2(iii), 1.3(ii) and 1.5(iv) concerning apportionment, for any shareholder that is a Holder of Registrable Securities that is a partnership or corporation, all the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons or any entity that directly or indirectly controls or is controlled by or is under common control or management with the respective Holder, shall be deemed to be a single “Holder,” as applicable and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.16    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of Majority Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder or prospective holder any future registration rights.

1.17    “Market Stand-Off” Agreement. Each Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to any offering of the Company and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (l80) days in the case of an Initial Offering or ninety (90) days in any subsequent offering), (i) sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Shares, or any securities convertible into or exercisable or exchangeable for Registrable Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities that have been registered, in cash or otherwise; provided that the foregoing provisions of this Section 1.16 shall only be applicable to the Holders if all officers and directors and, in the case of an Initial Offering, greater than 1% (one percent) shareholders of the Company enter into similar agreements. The Company undertakes that it will not issue any shares to any person or entity, unless such person or entity enters into a “Market Stand-Off” undertaking based on substantially similar terms as set forth herein.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each shareholder of the Company (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.18    Termination. The obligations of the Company to register or offer Registrable Securities under Sections 1.2, 1.3, 1.4 or 1.5 shall terminate five years following the closing of the Initial Offering.

2.    Affirmative Covenants. Until the consummation of the Initial Offering, the Company undertakes, as follows:

2.1    Delivery of Financial Information. The Company will furnish the following reports to (x) each Investor and (y) to each Existing Shareholder holding at least 5% of the Company’s issued and outstanding share capital on an as converted basis (with respect to (y) only, a “Major Holder”):

(i)    As soon as practicable after the end of each fiscal year and in any event within ninety (90) days thereafter, the consolidated balance sheet and statement of shareholder equity of the Company as of the end of such fiscal year, and the consolidated statements of income and cash flow for the fiscal year then ended, all in reasonable detail, stating in each case in comparative form the figures of the preceding fiscal year, United States dollar denominated, audited and certified by independent public accounting firm which is one of (or is affiliated with one of) the “Big Four” US accounting firms, with offices in Israel who are members of the Israeli Institute of Certified Public Accountants, in each case in English and accompanied by an opinion in English of such firm which opinion shall state that such balance sheet and statements of shareholder equity, income and cash flow have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately in all material respects the financial position of the Company as of the date, and the results of the Company’s operations during the periods, to which they relate, and that the audit by such accountants in connection with such financial statements has been made in accordance with United Stated generally accepted auditing standards.

(ii)    As soon as practicable, and in any event within forty-five (45) days after the end of the first, second and third quarters of each fiscal year of the Company, un-audited, but reviewed by independent public accounting firm which is one of (or is affiliated with one of) the “Big Four” US accounting firms, with offices in Israel who are members of the Israeli Institute of Certified Public Accountants, United States dollar denominated consolidated balance sheets of the Company as of the end of such quarter and consolidated statements of income and cash flow of the Company for such quarter and for the portion of the fiscal year ending with such period, in each case in English and in reasonable detail, stating in each case in comparative form the figures for the corresponding period of the preceding fiscal year.

(iii)    As soon as practicable, and in any event within thirty (30) days after the end of each month, a monthly report in English, in the format and detail determined by the Board, which report shall include business update and overview, profit and loss and cash-flow statement (not audited and not reviewed).

(iv)    As soon as practicable, and in any event at least thirty (30) days before the beginning of each fiscal year, the Company’s annual operating plan and budget for the following year.

(v)    An updated capitalization table of the Company within five (5) days of the end of each quarter or the occurrence of any change in the capitalization

(vi)     Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Investor or Major Holder may from time to time reasonably request, without derogating from such Investor’s and Major Holders’ statutory rights.

2.2    Inspection and Visitation. Until the consummation of the Initial Offering, the Company will permit each Investor and Major Holder and its representatives full and free access, during normal business hours and upon reasonable notice, to visit and inspect any of the properties of the Company, to examine its books and records, to receive other information as requested by such Investor or Major Holder and its representatives and to discuss its affairs, finances and accounts with the Company’s officers and auditor.

2.3    Confidentiality. Each Investor and Major Shareholder (for the purposes of this Section 2, a “Receiving Party”) undertakes that it shall keep in confidence, and not use for any purpose whatsoever, except for internal purposes, any and all information relating to the Company which has been provided to it by the Company or was otherwise obtained by it, except for information which (i) is generally available to the public at the time of disclosure, or subsequently becomes generally available to the public, except by a breach by the Receiving Party of its obligations hereunder; (ii) Receiving Party can demonstrate is rightfully received by the Receiving Party from a third party exempt from confidentiality undertakings and without imposing on the Receiving Party any restriction on its further disclosure or use; (iii) Receiving Party can demonstrate was rightfully in the possession of the Receiving Party at the time of disclosure without any restrictions as to its use or disclosure; or (iv) the Receiving Party is compelled by a court or government action or pursuant to applicable law to disclose such information, provided, however, that the Receiving Party gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided that in the event that such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the confidential information which is legally required, and shall exercise reasonable efforts to obtain confidential treatment for such information at the expense of the Company. Notwithstanding the aforesaid, a Receiving Party may disclose such information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (b) to any prospective purchaser of any Registrable Securities from such Receiving Party, if such prospective purchaser agrees to be bound by the provisions of this Section 2.3; or (c) in connection with periodic reports to its investors, shareholders, partners or Permitted Transferees (as defined in the Articles), provided such information is limited to general statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business, and provided further, that in its reports to its respective shareholders, investors, partners or Permitted Transferees, a Receiving Party may provide summary information regarding the Company’s financial information, but may not annex to such reports the full financial information provided hereunder by the Company. With respect to the foregoing, the Company acknowledges that certain of the Investors are in the business of venture capital investing and, therefore, review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. The Company also further acknowledges that each Investor may now be or may hereafter become affiliated with entities that have or may have products or services that compete directly or indirectly with those of the Company. The Company and each party hereto agrees that nothing in this Agreement shall preclude or in any way restrict (i) any Investor from investing in any particular enterprise regardless of whether such enterprise has products or services that compete with those of Company; or (ii) any Investor or any entity affiliated with any Investor from conducting its business regardless of whether such entity has products or services that compete with those of Company; provided that no use or disclosure of the Company’s confidential or proprietary information is made in connection therewith.

2.4    Accounting. The Company will maintain and cause each of its subsidiaries to maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books and cause each of its subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP.

2.5    Proprietary Information Agreements. The Company shall not employ, or continue to employ, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a Proprietary Information and Invention Assignment Agreement in accordance with the policy adopted by the Board.

2.6    Directors Indemnity Insurance. The Company shall continue to maintain and keep valid its directors indemnity insurance policy for acts and omissions of each of the Company’s directors in the amount of at least five million US Dollars ($5,000,000).

2.7    Information Required by Investors for Tax Purposes. In connection with a “Qualified Electing Fund” election made by any of the Investors’ US investors pursuant to Section 1295 of the Code or a “Protective Statement” filed by the Investors pursuant to U.S. Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to each of the Investors as soon as reasonably practicable following the end of each taxable year of the Investors (but in no event later than 90 days following the end of each such taxable year), and shall provide the Investors with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or otherwise.

The Company shall use its best commercial efforts to take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for U.S. federal income tax purposes.

In the event that an Investor’s interest in the Company is determined by counsel or accountants for such Investor to be subject to additional regulatory reporting requirements, the Company agrees, upon request from such Investor, to provide such information to such Investor as may be reasonably necessary to fulfill such Investor’s obligations thereunder.

2.8    Compliance with Prohibition on Money Laundering Laws. The Company shall not use any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, make any unlawful payment to foreign or domestic government officials or employees or make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or take any action which would cause it to be in violation of the Israeli Prohibition on Money Laundering Law, 2000 (the “Money Laundering Law”), or any other applicable anti-bribery or anti-corruption law. The Company shall and shall cause each of its subsidiaries and affiliates to maintain systems of internal controls and shall adopt applicable guidelines, policies and guidebooks to ensure compliance with the Money Laundering Law or any other applicable anti-bribery or anti-corruption law.

3.    Miscellaneous.

3.1    Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

3.2    Successors and Assigns. The rights and duties of each Holder as set forth herein may be freely assigned, in whole or in part, by a Holder to a transferee of such Holder’s shares, subject only to any limitations applying to the transfer of shares by a Holder, as set forth in the Articles.

3.3    Aggregation of Holdings. For purposes of computing minimum shareholdings required for any purposes under this Agreement, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees (as defined in the Articles), and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

3.4    Effect of Change in Company’s Capital Structure. If, from time to time, there is any share dividend, share split, issuance of bonus shares or other change in the character or amount of any of the outstanding shares of the Company, then in such event any and all new, substituted or additional securities to which a shareholder is entitled by reason of the shareholder’s ownership of the shares of the Company shall be immediately subject to the rights and obligations set forth in this Agreement, with the same force and effect as the shares subject to such rights immediately before such event.

3.5    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Israel, and the parties hereby consent and submit to the exclusive jurisdiction of the competent courts of Tel Aviv Israel over all matters relating to this Agreement.

3.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.8    Notices. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), or electronic mail, addressed as set forth below:

Company

Tufin Software Technologies Ltd.

8 Shoham Street

Ramat Gan

Israel

Tel: (972) 03-612-8118

Fax: (972) 03-600-5142

Attn: Reuven Kitov, Director

E-mail: Ruvi.Kitov@tufin.com

with copies to (which shall not constitute service of process):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

1 Azrieli Center

Round Tower

Tel Aviv 67021, Israel

Tel: (972) 03-607-4444

Fax: (972) 03-607-4542

Attn: Etai Shay, Adv.

E-mail: etai@gkh-law.com

White & Case LLP

1221 Avenue of the Americas

New York, New York 10017

Tel: +1 (212) 819-8754

Fax: +1 (212) 354-8113

Attn: Colin Diamond, Esq.

Email: cdiamond@whitecase.com

Investors:	To the addresses set forth in Exhibit I

Existing Shareholders	To the addresses set forth in Exhibit II

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person, by facsimile transmission or by electronic mail shall be deemed to have been given as of one business day after sending thereof, all notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting

3.9    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.10    Entire Agreement: Termination of Other Existing Registration Rights or Information Rights; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any), constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Each undersigned Shareholder hereby irrevocably agrees that any registration rights, information rights and/or any other similar rights previously granted to it, if applicable, in the Prior IRA, that certain Series A Preferred Share Purchase Agreement, dated December 16, 2007, that certain Series B Preferred Share Purchase Agreement, dated August 8, 2011, or otherwise, are herby considered null and void and will have no further force and effect and each undersigned Shareholder, by signing below, declares that the only registration or information rights provided to it or held by it are set forth in this Agreement.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of Majority Registrable Securities; provided, however, that in the event that such amendment or waiver adversely changes specific obligations and/or rights of (i) one or more Holder, such amendment or waiver shall also require the written consent of such Holder(s) unless such amendment or waiver applies to all Holders in the same fashion, (ii) a specific class of shares only, such amendment or waiver shall require the written consent of the holders of at least 75% of the issued and outstanding share capital of such specific class of shares; or (iii) any amendment of the information rights provided in Section 2 shall also require the written consent of the holders of 75% of the issued and outstanding Series C Preferred Shares and the holders of two thirds of the issued and outstanding Series D Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each shareholder of the Company and each future holder of shares, and the Company.

Notwithstanding anything else herein to contrary, the Holders of Majority Registrable Securities may, through their written consent and without consent of the Company, amend this Agreement and the Schedules hereto so as to add to the definition and amount of Registrable Securities, securities held by officers or employees of the Company from time to time including Ordinary Shares issued pursuant to the exercise or conversion of any such securities

3.11    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

Tufin Software Technologies Ltd.

By:	Reuven Kitov
Title:	CEO
Signature:	/s/ Reuven Kitov

Marker TF Investments Ltd.

By:	/s/ Richard Scanlon
Name:	Richard Scanlon
Title:	Director

Marker II LP

By:	its general partner Marker II GP, Ltd.

By:	/s/ Richard Scanlon
Name:	Richard Scanlon
Title:	Director

Marker Lantern II Ltd.

By:	/s/ Richard Scanlon
Name:	Richard Scanlon
Title:	Director

CAIVS 1 (Compartiment 2)
By:
Title:
Name:

SBT Venture Fund I, L.P.
By:
Title:
Name:

Catalyst Private Equity Partners (Israel) II, Limited Partnership

By:	its general partner Catalyst Investments II, L.P.
By:	its general partner Catalyst Equity (2006) Ltd.
By:	/s/ Yair Shamir
Title:	Managing Partner
Name:	Yair Shamir

Regev Law Firm

/s/ Reuven Kitov
Reuven Kitov

/s/ Reuven Harrison
Reuven Harrison

VINTAGE INVESTMENT PARTNERS VI (ISRAEL), L.P.

By:	its general partner Vintage Investments VI LP
By:	its general partner Vintage Fund 6 Ltd.
By:	/s/ Alan Feld	By:	/s/ Michael Blajwas
Name:	Alan Feld	Name:	Michael Blajwas
Title:	CEO	Title:	COO

VINTAGE INVESTMENT PARTNERS VI (CAYMAN), L.P.

By:	its general partner Vintage Investments VI LP
By:	its general partner Vintage Fund 6 Ltd.
By:	/s/ Alan Feld	By:	/s/ Michael Blajwas
Name:	Alan Feld	Name:	Michael Blajwas
Title:	CEO	Title:	COO

VINTAGE INVESTMENT PARTNERS V (CAYMAN) L.P. By: its general partner Vintage Investments 5 L.P. By: its general partner Vintage Fund 5 Ltd.
By:	/s/ Alan Feld
Alan Feld, CEO

By:	/s/ Michael Blajwas
Michael Blajwas, COO

VINTAGE INVESTMENT PARTNERS V (ISRAEL) L.P. By: its general partner Vintage Investments 5 L.P. By: its general partner Vintage Fund 5 Ltd.
By:	/s/ Alan Feld
Alan Feld, CEO

By:	/s/ Michael Blajwas
Michael Blajwas, COO

Exhibit I – The Investors

Name	Address
Marker Lantern II Ltd.	63 Forest Avenue Locust Valley, New York 11560 Attn: Clayton Prugh Fax No.: 516-676-2401 Email: cp@marker-llc.com And PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
Marker II LP	63 Forest Avenue Locust Valley, New York 11560 Attn: Clayton Prugh Fax No.: 516-676-2401 Email: cp@marker-llc.com And PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
Marker TF Investments Ltd.	63 Forest Avenue Locust Valley, New York 11560 Attn: Clayton Prugh Fax No.: 516-676-2401 Email: cp@marker-llc.com And 190 Elgin Ave. George Town Grand Cayman KY1-9005 Cayman Islands
Catalyst Private Equity Partners (Israel) II	Catalyst Private Equity Partners (Israel) II 3 Daniel Frisch St. Tel Aviv. 64731 Fax No.: +972-3-695-0222

CAIVS 1 (Compartiment 2)

c/o Omnes Capital Luxembourg

5 Allée Scheffer L525 Luxembourg

Luxembourg

Fax No. + Fax No.: +972-9-952-5450

Email: bernard.nabet@omnescapital.com

Attn. Bernard Nabet

With a copy to:

Kadouch & Co., Law Offices

8b Abba Eban Blvd.

Herzliya 46733

Fax No.: +972-9-952-5450

E-mail: Emmanuel@kadouchlaw.com

Attn. Emmanuel Kadouch, Adv.

SBT Venture Fund I, L.P.

SBT Venture Fund I, L.P.

c/o SBT Venture Fund GP, Ltd.

c/o Intertrust Corporate Services (Cayman)

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Email: MFMihaescu@sberbank.ru

Attn. Mircea Mihaescu

Regev Law Firm	Shuky Regev Adv. CPA 45 Rayness St. Tel Aviv 64587 Fax No.: +972-3-5227139
Vintage Investment Partners V (Cayman) L.P.

Vintage Venture Partners, L.P.

12 Abba Eban Blvd.

Ackerstein Bldg. D, 10th floor

Herzliya Pituach, 46120

Israel

Attention: Alan Feld

Fax: 972-9-9541012

Email: legal@vintage-ip.com

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem, Israel

Attn: Barry Levenfeld, Adv and Yarom Romem, Adv.

Fax: 972-2-623-9200

Email: barry@arnon.co.il; yaromr@arnon.co.il

Vintage Investment Partners V (Israel) L.P.

Vintage Venture Partners, L.P.

12 Abba Eban Blvd.

Ackerstein Bldg. D, 10th floor

Herzliya Pituach, 46120

Israel

Attention: Alan Feld

Fax: 972-9-9541012

Email: legal@vintage-ip.com

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem, Israel

Attn: Barry Levenfeld, Adv and Yarom Romem, Adv.

Fax: 972-2-623-9200

Email: barry@arnon.co.il; yaromr@arnon.co.il

Vintage Investment Partners VI (Cayman) L.P.

Vintage Venture Partners, L.P.

12 Abba Eban Blvd.

Ackerstein Bldg. D, 10th floor

Herzliya Pituach, 46120

Israel

Attention: Alan Feld

Fax: 972-9-9541012

Email: legal@vintage-ip.com

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem, Israel

Attn: Barry Levenfeld, Adv and Yarom Romem, Adv.

Fax: 972-2-623-9200

Email: barry@arnon.co.il; yaromr@arnon.co.il

Vintage Investment Partners VI (Israel) L.P.

Vintage Venture Partners, L.P.

12 Abba Eban Blvd.

Ackerstein Bldg. D, 10th floor

Herzliya Pituach, 46120

Israel

Attention: Alan Feld

Fax: 972-9-9541012

Email: legal@vintage-ip.com

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem, Israel

Attn: Barry Levenfeld, Adv and Yarom Romem, Adv.

Fax: 972-2-623-9200

Email: barry@arnon.co.il; yaromr@arnon.co.il

Exhibit II – The Existing Shareholders

NAME	ADDRESS
Reuven Kitov	75 Einstein Street,, Tel Aviv 69102 Israel
Reuven Harrison	11 Zamenhoff St., Tel Aviv 64373 Israel